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                                                                  EXHIBIT 3.1(B)

                             ARTICLES SUPPLEMENTARY

                             CCA PRISON REALTY TRUST

                    __% SERIES A CUMULATIVE PREFERRED SHARES
                           (PAR VALUE $.01 PER SHARE)

         CCA Prison Realty Trust, a Maryland real estate investment trust (the "Company"), hereby certifies to the Department of Assessments and Taxation of the State of Maryland that:

         FIRST: Pursuant to authority granted to and vested in the Board of Trustees of the Company (the "Board of Trustees") in accordance with Article Third, Section 5 of the Declaration of Trust of the Company, as amended and restated, including these Articles Supplementary (the "Declaration of Trust"), the Board of Trustees adopted resolutions reclassifying _________ shares (the "Shares") of Preferred Shares, as defined in the Declaration of Trust) as a separate class of shares, ___% Series A Cumulative Preferred Shares, $.01 par value per share (the "Series A Preferred Shares"), with the preferences, conversions and other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications, and terms and conditions of redemption set forth below. Upon any restatement of the Declaration of Trust, the immediately following Article SECOND hereof shall become Section 5(A) of the Declaration of Trust.

         SECOND: __% Series A Cumulative Preferred Shares. The terms of Series A Preferred Shares, including the preferences, conversions or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, or terms or conditions of redemption, as set by the Board of Trustees are as follows:

         SECTION 1. Designation and Amount; Fractional Shares; Par Value. There shall be a class of Preferred Shares of the Company designated as "__% Series A Cumulative Preferred Shares" and the number of shares constituting such series shall be __________. The Series A Preferred Shares shall be issuable soley in whole shares and shall entitle the holder thereof to exercise the voting rights, to participate in the distributions and dividends and to have the same benefits as all other holders of Series A Preferred Shares as set forth herein and in the Declaration of Trust. The par value of each Series A Preferred Share shall be $0.01.

         SECTION 2. Maturity. The Series A Preferred Shares have no stated maturity and will not be subject to any sinking fund or mandatory redemption.

         SECTION 3. Rank. The Series A Preferred Shares will, with respect to dividend rights and rights upon liquidation, dissolution or winding-up of the Company, rank (i) senior to all classes or series of common shares, $0.01 par value per share, of the Company (the "Common Shares"), and to all equity securities ranking junior to the Series A Preferred Shares; (ii) on a parity with all equity securities issued by the Company, the terms of which specifically provide that such equity securities rank on a parity with the Series A Preferred Shares with respect to dividend rights or rights upon liquidation, dissolution or winding-up of the Company; and (iii) junior to all existing and future



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indebtedness of the Company. The term "equity securities" does not include convertible debt and convertible securities which rank senior to the Series A Preferred Shares prior to conversion.

         SECTION 4. Dividends. Holders of the Series A Preferred Shares shall be entitled to receive, when and as authorized and declared by the Board of Trustees, out of funds legally available for the payment of dividends, cumulative preferential cash dividends at the rate of ___ percent (__%) per annum of the Liquidation Preference, as hereinafter defined (which is equivalent to a fixed annual rate of $______ per share). Such dividends shall be cumulative from the date of original issuance and shall be payable quarterly in arrears on the fifteenth day of January, April, July and October of each year (each, a "Dividend Payment Date"), or, if not a business day, the next succeeding business day. Dividends will accrue from the date of original issue to the first Dividend Payment Date and thereafter from each Dividend Payment Date to the subsequent Dividend Payment Date. It is expected that the first dividend will be paid on April 15, 1998, and will be for less than a full quarter. Such dividend and any dividend payable on the Series A Preferred Shares for any partial dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as they appear in the share records of the Company at the close of business on the applicable record date, which shall be the last business day of March, June, September and December, respectively or on such other date designated by the Board of Trustees of the Company for the payment of dividends that is not more than 30 nor less than 10 days prior to the applicable Dividend Payment Date (each, a "Dividend Record Date"). The first Dividend Record Date for determination of shareholders entitled to receive dividends, on the Series A Preferred Shares is expected to be March 31, 1998. The Series A Preferred Shares will rank senior to the Company's Common Shares with respect to the payment of dividends.

         No dividends on Series A Preferred Shares shall be declared by the Board of Trustees of the Company or paid or set apart for payment by the Company at such time as the terms and provisions of any agreement to which the Company is a party, including any agreement relating to its indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law.

         Notwithstanding the foregoing, dividends on the Series A Preferred Shares will accrue whether or not the Company has earnings, whether or not there are funds legally available for payment of such dividends and whether or not such dividends are declared. The accrued but unpaid dividends on the Series A Preferred Shares will not bear interest and holders of Series A Preferred Shares will not be entitled to any distributions in excess of full cumulative distributions described above.




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         Except as set forth in the next sentence, no dividends will be declared or paid or set apart for payment on any capital shares of the Company or any other series of Preferred Shares ranking, as to dividends, on a parity with or junior to the Series A Preferred Shares (other than a distribution in shares of the Company's Common Shares or on shares of any other class of shares ranking junior to the Series A Preferred Shares as to dividends and upon liquidation) for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment on the Series A Preferred Shares for all past dividend periods and the then current dividend period. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series A Preferred Shares and the shares of any other series of Preferred Shares ranking on a parity as to dividends with the Series A Preferred Shares, all dividends declared upon the Series A Preferred Shares and any other series of Preferred Shares ranking on a parity as to dividends with the Series A Preferred Shares shall be declared pro rata so that the amount of dividends declared per share of Series A Preferred Shares and such other series of Preferred Shares shall in all cases bear to each other the same ratio that accrued and unpaid dividends per share on the Series A Preferred Shares and such other series of Preferred Shares (which shall not include any accrual in respect of unpaid dividends for prior dividend periods if such Preferred Shares do not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series A Preferred Shares which may be in arrears.

         Except as provided in the immediately preceding paragraph, unless full cumulative dividends on the Series A Preferred Shares have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods and the then current dividend period, no dividends (other than in Common Shares or other shares of the Company ranking junior to the Series A Preferred Shares as to dividends and upon liquidation) shall be declared or paid or set aside for payment nor shall any other distribution be declared or made upon the Common Shares, or shares of the Company ranking junior to or on a parity with the Series A Preferred Shares as to dividends or upon liquidation, nor shall any Common Shares, or any other shares of the Company ranking junior to or on a parity with the Series A Preferred Shares as to dividends or upon liquidation, be redeemed, purchased or otherwise acquired for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such shares) by the Company (except by conversion into or exchange for other shares of the Company ranking junior to the Series A Preferred Shares as to dividends and upon liquidation or redemption for the purpose of preserving the Company's qualification as a REIT). Holders of Series A Preferred Shares shall not be entitled to any dividend, whether payable in cash, property or shares, in excess of full






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cumulative dividends on the Series A Preferred Shares as provided above. Any dividend payment made on shares of the Series A Preferred Shares shall first be credited against the earliest accrued but unpaid dividend due with respect to such shares which remains payable.

         SECTION 5. Liquidation Preference. Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, the holders of Series A Preferred Shares are entitled to be paid out of the assets of the Company legally available for distribution to its shareholders, a liquidation preference of $25 per share (the "Liquidation Preference"), plus an amount equal to any accrued and unpaid dividends to the date of payment but without interest, before any distribution of assets is made to holders of Common Shares or any other class or series of shares of the Company that ranks junior to the Series A Preferred Shares as to liquidation rights. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Company are insufficient to pay the amount of the liquidating distributions on all outstanding Series A Preferred Shares and the corresponding amounts payable on all shares of other classes or series of Preferred Shares of the Company ranking on a parity with the Series A Preferred Shares in the distribution of assets, then the holders of shares of the Series A Preferred Shares and all other such classes or Series A Preferred Shares shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

         Holders of Series A Preferred Shares will be entitled to written notice of any such liquidation. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series A Preferred Shares will have no right or claim to any of the remaining assets of the Company. The consolidation or merger of the Company with or into any other trust, corporation or entity or of any other corporation with or into the Company, or the sale, lease or conveyance of all or substantially all of the property or business of the Company, shall not be deemed to constitute a liquidation, dissolution or winding up of the Company.

         6. REDEMPTION. The Series A Preferred Shares are not redeemable prior to ______________, 2003. However, in order to ensure that the Company will continue to meet the share ownership requirements for qualification as a REIT for federal income tax purposes, the Series A Preferred Shares will be subject to terms and provisions of the Declaration of Trust, pursuant to which shares owned by a shareholder in excess of the Ownership Limit will automatically be held as Shares-in-Trust for the benefit of a Beneficiary named by the Company. On and after _____________, 2003, the Company, at its option upon not less than 30 nor more than 60 days' written notice, may redeem the Series A Preferred Shares, in whole or in part, at any time or from time to time, for cash at a redemption price of $25 per share, plus all accrued and unpaid dividends thereon to the date fixed for redemption (except as provided below), without interest. Holders of Series A Preferred Shares to be redeemed shall surrender any certificates representing such Series A Preferred Shares at the place designated in such notice and shall be entitled to the redemption price and any accrued and unpaid dividends payable upon such redemption following such surrender. If notice of redemption of any Series A Preferred Shares has been given and if the funds necessary for such redemption have been set aside by the Company in trust for the benefit of







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the holders of any Series A Preferred Shares so called for redemption, then from and after the redemption date dividends will cease to accrue on such Series A Preferred Shares, such Series A Preferred Shares shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price. If less than all of the outstanding Series A Preferred Shares are to be redeemed, the Series A Preferred Shares to be redeemed, shall be selected pro rata (as nearly as may be practicable without creating fractional shares) or by any other equitable method determined by the Company.

         Unless full cumulative dividends on all Series A Preferred Shares shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, no Series A Preferred Shares shall be redeemed unless all outstanding Series A Preferred Shares are simultaneously redeemed and the Company shall not purchase or otherwise acquire directly or indirectly any Series A Preferred Shares (except by exchange for capital shares of the Company ranking junior to the Series A Preferred Shares as to dividends and upon liquidation); provided, however, that the foregoing shall not prevent the transfer and holding by the Company of Shares-in-Trust in order to ensure that the Company remains qualified as a REIT for federal income tax purposes or the purchase or acquisition of Series A Preferred Shares pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series A Preferred Shares. So long as no dividends are in arrears, the Company shall be entitled at any time and from time to time to repurchase Series A Preferred Shares in open-market transactions duly authorized by the Board of Trustees and effected in compliance with applicable laws.

         Notice of redemption will be given by publication in a newspaper of general circulation in the City of New York, such publication to be made once a week for two successive weeks commencing not less than 30 nor more than 60 days prior to the redemption date. A similar notice will be mailed by the Company, postage prepaid, not less than 30 nor more than 60 days prior to the redemption date, addressed to the respective holders of record of the Series A Preferred Shares to be redeemed at their respective addresses as they appear on the shares transfer records of the Company. No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the redemption of any Series A Preferred Shares except as to the holder to whom notice was defective or not given. Each notice shall state: (i) the redemption date; (ii) the redemption price; (iii) the number of Series A Preferred Shares to be redeemed; (iv) the place or places where the certificates representing the Series A Preferred Shares are to be surrendered for payment of the redemption price; and (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date. If less than all of the Series A Preferred Shares held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of Series A Preferred Shares held by such holder to be redeemed.

         Immediately prior to any redemption of Series A Preferred Shares, the Company shall pay, in cash, any accumulated and unpaid dividends through the redemption date.





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Except as provided above, the Company will make no payment or allowance for unpaid dividends, whether or not in arrears, on Series A Preferred Shares which are redeemed.

         The Series A Preferred Shares have no stated maturity and will not be subject to any sinking fund or mandatory redemption. However, in order to ensure that the Company continues to meet the requirements for qualification as a REIT for federal income tax purposes, Series A Preferred Shares owned by a shareholder in excess of the Ownership Limit will automatically be held as Shares-in-Trust for the benefit of a Beneficiary named by the Company. Such Shares-in-Trust shall be redeemed in such proportion and in accordance with such procedures as Series A Preferred Shares are being redeemed.

         SECTION 7. VOTING RIGHTS. Holders of the Series A Preferred Shares will not have any voting rights, except as set forth below.

         Whenever dividends on any Series A Preferred Shares shall be in arrears for six or more quarterly periods (a "Preferred Dividend Default"), the holders of such Series A Preferred Shares (voting together as a class with all other series of Preferred Shares ranking on a parity with the Series A Preferred Shares as to dividends or upon liquidation ("Parity Preferred") upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of a total of two additional trustees of the Company (the "Preferred Shares Trustees") at a special meeting called by the holders of record of at least 20% of the Series A Preferred Shares and the holders of record of at least 20% of shares of any series of Parity Preferred so in arrears (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the shareholders) or at the next annual meeting of shareholders, and at such subsequent annual meeting until all dividends accumulated on such Series A Preferred Shares for the past dividend periods and the dividend for the then current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. A quorum for any such meeting shall exist if at least a majority of the outstanding Series A Preferred Shares and shares of Parity Preferred upon which like voting rights have been conferred and are exercisable are represented in person or by proxy at such meeting. Such Preferred Shares Trustees shall be elected upon affirmative vote of a plurality of the Series A Preferred Shares and such Parity Preferred present and voting in person or by proxy at a duly called and held meeting at which a quorum is present. If and when all accumulated dividends and the dividend for the then current dividend period on the Series A Preferred Shares shall have been paid in full or set aside for payment in full, the holders thereof shall be divested of the foregoing voting rights (subject to revesting in the event of each and every Preferred Dividend Default) and, if all accumulated dividends and the dividend for the then current dividend period have been paid in full or set aside for payment in full on all series of Parity Preferred upon which like voting rights have been conferred and are exercisable, the term of office of each Preferred Shares Trustee so elected shall immediately terminate. Any Preferred Shares Trustee may be removed at any time with or without cause by, and shall not be removed otherwise than by the vote of, the holders of record of a majority of the outstanding Series A Preferred Shares and all series






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of Parity Preferred upon which like voting rights have been conferred and are exercisable (voting together as a class). So long as a Preferred Dividend Default shall continue, any vacancy in the office of a Preferred Shares Trustee may be filled by written consent of the Preferred Shares Trustees remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding Series A Preferred Shares when they have the voting rights described above (voting together as a class with all series of Parity Preferred upon which like voting rights have been conferred and are exercisable). The Preferred Shares Trustees shall each be entitled to one vote per trustee on any matter.

         So long as any Series A Preferred Shares remain outstanding, the Company will not, without the affirmative vote or consent of the holders of at least two-thirds of the Series A Preferred Shares outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting separately as a class), (a) authorize or create, or increase the authorized or issued amount of, any class or series of shares ranking prior to the Series A Preferred Shares with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any authorized shares of the Company into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (b) amend, alter or repeal the provisions of the Declaration of Trust or the Articles Supplementary, whether by merger, consolidation or otherwise (an "Event"), so as to materially and adversely affect any right, preference, privilege or voting power of the Series A Preferred Shares or the holders thereof; provided, however, with respect to the occurrence of any Event set forth in (b) above, so long as the Series A Preferred Shares remain outstanding with the terms thereof materially unchanged, the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of the Series A Preferred Shares and provided further that (i) any increase in the amount of the authorized Preferred Shares or the creation or issuance of any other series of Preferred Shares, or
(ii) any increase in the amount of authorized shares of such series, in each case ranking on a parity with or junior to the Series A Preferred Shares with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

         The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding Series A Preferred Shares shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption.

         8. CONVERSION. The Series A Preferred Shares are not convertible into or exchangeable for any other property or securities of the Company, except that the Series A Preferred Shares may be held as Shares-in-Trust, in accordance with the Declaration of Trust.


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         IN WITNESS WHEREOF, the Company has caused these presents to be signed in its name and on its behalf by its President and witnessed by its Secretary on January __, 1998.

                                              CCA PRISON REALTY TRUST

                                              ----------------------------------
                                              D. Robert Crants, III, President

Witness:

-----------------------------------
Vida H. Carroll, Secretary

         THE UNDERSIGNED, President of CCA Prison Realty Trust, a Maryland real estate investment trust, who executed on behalf of the Company, Articles Supplementary of which this Certificate is made a part, hereby acknowledges in the name and on behalf of said Company the foregoing Articles Supplementary to be the act of said Company and hereby certifies that the matters and facts set forth herein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.

                                              CCA PRISON REALTY TRUST

                                              ----------------------------------
                                              D. Robert Crants, III, President





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